EXHIBIT 10.35

Modification to Terms of Employment for Melissa Ernst

March 7, 2014

Dear Melissa:

The following will modify your Employment Agreement dated April 1, 2010, as amended pursuant to a letter agreement dated February 17, 2011 (the “Employment Agreement”) with Quality Distribution, Inc. (the “Company”) effective as of March 3, 2014 (the “Effective Date”).

1. Section 3.1 is amended by substituting the following for the first sentence thereof:

As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable bi-weekly, at the annual rate of $200,000 (the “Base Salary”).

2. Section 3.2 is amended by substituting the following for the second sentence thereof:

The annual cash bonus target opportunity shall be 40% of Base Salary, with an opportunity to receive such cash bonus (or lesser or greater amount) based upon Employee’s extraordinary individual performance as determined at the sole discretion of the Board.

3. Section 3 is amended by inserting a new Section 3.3, and renumbering the prior Section 3.3 and the remaining sections (and references thereto) accordingly:

Annual Equity Award. The Executive shall be eligible at the discretion of the Compensation Committee, to receive an annual equity award, at target, equal to 45% of Executive’s base salary compensation. The Executive’s annual equity award, if any, shall be made at the same time as annual equity awards are normally made to similarly situated employees of the Company, pursuant to the Quality Distribution, Inc. 2012 Equity Incentive Plan (“Equity Plan”).

4. Subsection 4.2.2 is amended by deleting the last sentence thereof and by substituting the following:

Such annual cash bonus shall be paid in the year following the year in which the Termination Date occurs and at the same time such annual cash bonuses are normally paid to similarly situated employees of the Company.

5. Subsection 4.2.3 is amended by substituting the following for paragraph (i) thereof and by deleting the last sentence thereof:

(i) an annual cash bonus at target prorated from the first day of such fiscal year through the Termination Date to be paid in the year following the year in which the Termination Date occurs and at the same time annual cash bonuses are normally paid to similarly situated employees of the Company;

6. Section 4.3 is amended by adding a new Subsection 4.3.2 as follows:

4.3.2 The payments and benefits set forth in Section 4.2.3 shall be made or begin, as applicable, within the 45-day period immediately following the Termination Date, provided that Employee has delivered an executed copy of the general release agreement described above and the seven (7) day statutory period during which Employee may revoke such general release agreement has expired before such 45th day. If such 45-day period begins in one calendar year and ends in another, then any payments or benefits that are subject to Internal Revenue Code Section 409A (“Section 409A”) shall be made or provided in the later calendar year.

7. A new Section 20 shall be added to the end of the Employment Agreement as follows:

20.	Section 409A.

This Agreement shall be interpreted, administered and construed to reflect the intent of the parties that all aspects of the Agreement shall, to the extent subject to Section 409A, comply with Section 409A and any regulations and other binding guidance thereunder and to avoid any adverse tax result thereunder. All payments under this Agreement are deemed to be a separate payment for purposes of Section 409A of the Code, and the right to a series of installment payments shall be treated as the right to a series of separate payments. If, and only if required by law, the Company shall not pay any amount or provide any benefit under Section 4.2 until the first day of the seventh (7th) month following the Termination Date, at which time all payments that would have otherwise been made since the Termination Date shall be made. Neither the Company nor any of its Affiliates makes or has made any representation, warranty, or guarantee of any federal, state, or local tax consequences with respect to the entitlement or receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code, and Employee is solely responsible for all taxes, penalties and interest that may result from his receipt of the amounts payable under this Agreement.

The Company requests your signature and your subsequent delivery of this letter agreement to the Company to evidence confirmation of your understanding of, and agreement to, the above-described changes to the terms of your employment as of the Effective Date. Except as set forth herein, all other terms and provisions of the Employment Agreement remain unchanged and in full force and effect.

QUALITY DISTRIBUTION, INC.

By:	/s/ Gary R. Enzor
Gary R. Enzor
Chief Executive Officer

Agreed to and accepted as of the date first written above.

By:	/s/ Melissa Ernst
Melissa Ernst